Exhibit (k)(iv). Committed Facility Agreement

Committed Facility Agreement

BNP PARIBAS PRIME BROKERAGE, INC. (“BNPP PB, Inc.”) and the counterparty specified on the signature page (“Customer”), hereby enter into this Committed Facility Agreement (this “Agreement”), dated as of the date specified on the signature page.

Whereas BNPP PB, Inc. and Customer have entered into the U.S. PB Agreement, dated as of the date hereof (the “U.S. PB Agreement”) (the U.S. PB Agreement and this Agreement, collectively, the “40 Act Financing Agreements”).

Whereas this Agreement supplements and forms part of the other 40 Act Financing Agreements and sets out the terms of the commitment of BNPP PB, Inc. to provide financing to Customer under the 40 Act Financing Agreements.

Now, therefore, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Definitions -

(a)
Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the U.S. PB Agreement.  The 40 Act Financing Agreements are included in the term “Contract,” as defined in the U.S. PB Agreement.

(b)	“Account Agreement” means the Account Agreement attached as Exhibit A to the U.S. PB Agreement.

(c)	“Borrowing” means a draw of cash financing by Customer from BNPP PB, Inc. pursuant to Section 2 of this Agreement.

(d)	“Closing Date” means March 29, 2012.

(e)	“Collateral Requirements” means the collateral requirements set forth in Section 1 of Appendix A attached hereto.

(f)	“Custodian” means State Street Bank and Trust Company.

(g)	“Financing Cap” means $45 million USD.

(h)
“Liquidity Event” means that as of any day (each such day, a “Date of Determination”) the average Liquidity Spread over the ten (10) Business Days immediately prior to the Date of Determination is greater than 200 basis points.

(i)	“Liquidity Spread” means, as of any day, the difference between the one-month USD LIBOR rate and the one-month USD overnight index swap rate as published by Bloomberg.

(j)
“Maximum Commitment Financing” means $25 million USD, provided that, Customer may reduce the Maximum Commitment Financing by any amount upon thirty (30) calendar days’ prior written notice, which reduction shall take effect on such thirtieth day if such day is a Business Day, and otherwise, the Business Day immediately following, provided further that, Customer shall have the right to reduce the Maximum Commitment Financing by an amount not to exceed $5 million USD each Business Day pursuant to standing instructions provided by Customer or upon one (1)  Business Day’s prior written notice to BNPP PB, Inc.  In addition, Customer may, subject to BNPP PB, Inc.’s approval, increase the Maximum Commitment Financing each Business Day pursuant to standing instructions provided by Customer or upon one (1) Business Day’s prior written notice to BNPP PB, Inc., provided that the Maximum Commitment Financing shall not exceed the Financing Cap.

(k)	“Net Asset Value” means, with respect to Customer, the aggregate net asset value of the common stock issued by Customer calculated in accordance with U.S. generally accepted accounting principles.

(l)
“Net Asset Value Floor” means, with respect to Customer, an amount equal to the greater of (i) the $ $47,000,000 USD or (ii) 50% of the Net Asset Value of Customer, calculated based on the Customer’s Net Asset Value as of its most recent fiscal year end.

(m)
“Outstanding Debit Financing” means the aggregate net cash balance (excluding current short sale proceeds) held under the 40 Act Financing Agreements if such net cash balance is a debit, or zero if such aggregate net cash balance is a credit.  For the purposes of calculating such aggregate net cash balance, if Customer holds credit or debit cash balances in non-USD currencies, BNPP PB, Inc. will convert each of these balances into USD at prevailing market rates to determine Customer’s aggregate net cash balance.

(n)	“1940 Act” means the Investment Company Act of 1940, as amended.

2.	Borrowings -

Subject to Section 7, BNPP PB, Inc. shall make available cash financing under the 40 Act Financing Agreements in an amount up to the relevant Maximum Commitment Financing.  Such cash financing shall be made available in immediately available funds. Customer may borrow under this Section 2, prepay pursuant to Section 4 and reborrow under this Section 2 without penalty.

On the Closing Date, BNPP PB, Inc. shall make funds available to Customer in an amount up to the Maximum Commitment Financing.  Each subsequent Borrowing (not to exceed the Maximum Commitment Financing) shall be made on written notice (the “Borrow Request”), given by Customer to BNPP PB, Inc. not later than 11:00 A.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing (which must be a Business Day) by Customer.  Subject to Section 7, BNPP PB, Inc. shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available to Customer the amount of such Borrowing (provided that the Outstanding Debit Financing, taking into account the amount specified in the Borrow Request, does not exceed the Maximum Commitment Financing) payable to the account designated by the Customer in such Borrow Request.

3.	Repayment -

(a)
Upon the occurrence of a Facility Termination Event, an event described in Section 16(a) hereof, or the date specified in the Facility Modification Notice as described in Section 6, all Borrowings (including all accrued and unpaid interest thereon and all other amounts owing or payable hereunder) may be recalled by BNPP PB, Inc. in accordance with Section 1 of the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities shall have the right to take any action described in Section 13(b) hereof.

4.	Prepayments -

Customer may, upon at least one Business Day's notice to BNPP PB, Inc. stating the proposed date and aggregate principal amount of the prepayment, prepay all or any portion of the outstanding principal amount of the Outstanding Debit Financing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that Customer shall continue to be obligated to pay the commitment fee as set forth in Appendix B in respect of any undrawn Maximum Commitment Financing.

5.	Interest -

Customer shall pay interest on the outstanding principal amount of each Borrowing from the date of such Borrowing until such principal amount has been paid in full, at the rates specified in Appendix B attached hereto.  Such interest shall be payable monthly, and if not paid when due, any unpaid interest shall be capitalized on the principal balance; provided that, notwithstanding such capitalization, the failure by Customer to pay such interest when due, shall be a failure of Customer to comply with an obligation under this Agreement.

6.	Scope of Committed Facility -

Subject to Sections 7, BNPP PB, Inc. shall make available cash financing under the 40 Act Financing Agreements in an aggregate amount up to the relevant Maximum Commitment Financing, and may not take any of the following actions except upon at least 180 calendar days’ prior notice (the “Facility Modification Notice”):

(a)	modify the Collateral Requirements; other than in accordance with the terms of Appendix A;

(b)	demand immediate repayment of any cash loan under the 40 Act Financing Agreements;

(c)
modify the Customer Debit Rate, as set forth in Appendix B attached hereto; provided that, on any day on which a Liquidity Event occurs, BNPP PB, Inc. may increase the Customer Debit Rate by an amount equal to the Liquidity Spread minus 200 basis points, provided that if the Liquidity Spread is not published by Bloomberg on any Date of Determination, then BNPP PB, Inc. may increase the Customer Debit Rate by an amount determined in its commercially reasonable discretion.  For the avoidance of doubt, if on any day, a Liquidity Event is not occurring, this Agreement has not been terminated and the commitment herein has not otherwise expired, the Customer Debit Rate shall be the rate specified in Appendix B;

(d)
modify the fees, charges or expenses other than those described in clause (b) above, as set forth in Appendix B attached hereto (the “Fees”), provided that BNPP PB, Inc. may modify any Fees immediately if (i) the amount of such Fees charged to BNPP PB, Inc., as the case may be, have been increased by the provider of the relevant services or (ii) consistent with increases generally to customers; or

(e)	terminate any of the 40 Act Financing Agreements.

7.	Conditions for Committed Facility -

The commitment as set forth in Section 6 only applies so long as –

(a)	Customer satisfies the Collateral Requirements;

(b)	no Default or Facility Termination Event has occurred; and

(c)	there has not occurred any automatic termination as provided under Section 14.

8.	Commitment Fee -

Customer shall pay when due a commitment fee as set forth in Appendix B.

9.	Substitution -

(a)
After BNPP PB, Inc. sends a Facility Modification Notice, Customer may not substitute any collateral, provided that Customer may purchase and sell portfolio securities in the ordinary course of business consistent with its investment restrictions; provided further that BNPP PB, Inc. may permit substitutions upon request, which permission shall not be unreasonably withheld; provided further that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a commercially reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

(b)
Prior to BNPP PB, Inc. sending a Facility Modification Notice, Customer may substitute collateral, provided that for substitutions of rehypothecated collateral, such collateral shall be returned for substitution within a reasonable period (in any event no sooner than the standard settlement period applicable to such collateral).

10.	Collateral Delivery -

If notice of a Collateral Requirement is sent to Customer: (i) on or before 11:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on such Business Day, and (ii) after 11:00 a.m. on any Business Day, then Customer shall deliver all required Collateral no later than the close of business on the immediately succeeding Business Day.

11.	Representations and Warranties -

Customer hereby makes all the representations and warranties set forth in Section 5 of the Account Agreement, which are deemed to refer to this Agreement, and such representations and warranties shall survive each transaction and the termination of the 40 Act Financing Agreements.

12.	Financial Information -

Customer shall provide BNPP PB, Inc. with copies of –

(a)
the most recent annual report of Customer containing financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the United States, as soon as available and in any event within 120 calendar days after the end of each fiscal year of Customer;

(b)
a monthly statement of its leverage and asset coverage ratios as of the last day of each calendar month as soon as available and in any event within 15 calendar days after the end of each calendar month;

(c)
the most recent monthly financial statement of Customer, including performance returns and Net Asset Value of Customer, as soon as available and in any event within 30 calendar days after the end of each month; and

(d)	the estimated Net Asset Value statement of Customer as of any Business Day, upon request therefor by BNPP PB, Inc.

13.	Termination -

(a)
Upon the occurrence of a Facility Termination Event, BNPP PB, Inc. shall have the right to terminate this Agreement, recall any Outstanding Debit Financing, modify Collateral Requirements, and modify any interest rate spread, fees, charges, or expenses, in each case, in accordance with the timeframes specified in the U.S. PB Agreement.

(b)	Upon the occurrence of a Default, the BNPP Entities may terminate any of the 40 Act Financing Agreements and take Default Action.

(c)	Each of the following events constitutes a “Default”:

i.	Customer fails to meet the Collateral Requirements within the time periods set forth in Section 10;

ii.
Customer fails to deliver the financial information within the time periods set out in Section 12 and such failure is not remedied within (A) five (5) days for a failure under Sections 12(a), 12(b), and 12(c) and (B) one (1) Business Day for a failure under Section 12(d);

iii.	the Net Asset Value of Customer declines below the Net Asset Value Floor;

iv.
any representation or warranty made or deemed made by Customer to BNPP PB, Inc. under any 40 Act Financing Agreements (including under Section 11 herein) proves false or misleading when made or deemed made;

v.	Customer fails to comply with or perform any other agreement or obligation under this Agreement or the other 40 Act Financing Agreements;

vi.
Customer becomes bankrupt, insolvent, or subject to any bankruptcy, reorganization, insolvency or similar proceeding or all or substantially all its assets become subject to a suit, levy, enforcement, or other legal process where a secured party maintains possession of such assets, has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, has a secured party take possession of all or substantially all its assets, or takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

vii.
the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement between Customer and a BNPP Entity, if applicable) by Customer under any contract with a BNPP Entity; or

viii.	Customer fails to comply with the provisions set forth in Section 8.

(d)	Each of the following events constitutes a “Facility Termination Event”:

i.
the occurrence of a repudiation, misrepresentation, material breach or the occurrence of a default, termination event or similar condition (howsoever characterized, which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under an ISDA Master Agreement) by Customer under any contract with a third party entity, where the aggregate principal amount of any such contract (which, for the avoidance of doubt, includes any obligations with respect to borrowed money or other assets in connection with such contract) is not less than the lesser of (A) 3% of Customer’s Net Asset Value or (B) $10,000,000;

ii.
there occurs any change in BNPP PB, Inc.’s interpretation of any Applicable Law or the adoption of or any changes in the same (including, for the avoidance of doubt, any new or amended rules, requests, guidelines and directives promulgated in connection with current Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act), which in the reasonable opinion of counsel to BNPP PB, Inc. has the effect with regard to BNPP PB, Inc. of impeding or prohibiting the arrangements under the 40 Act Financing Agreements (including but not limited to, imposing or adversely modifying or affecting the amount of regulatory capital to be maintained by BNPP PB, Inc.);

iii.
(A) as of any day, the Net Asset Value of Customer has declined by thirty percent (30%) or more from the highest Net Asset Value in the preceding one-month period then ending; or (B) as of any day, the Net Asset Value of Customer has declined by forty percent (40%) or more from the highest Net Asset Value in the preceding three-month period then ending; or (C) as of any day, the Net Asset Value of Customer, has declined by fifty percent (50%) or more from the highest Net Asset Value in the preceding 12-month period then ending (for purposes of (A), (B) and (C), any decline in the Net Asset Value shall take into account any positive or negative change caused by capital transfers, such as redemptions, withdrawals, subscriptions, contributions or investments, howsoever characterized, and all amounts set forth in redemption notices received by or on behalf of Customer (notwithstanding the date the actual redemption shall occur));

iv.
the investment management agreement between Customer and its investment advisor (“Advisor”) is terminated or the Advisor otherwise ceases to act as investment advisor of Customer; provided, however, such termination or cessation shall not constitute a Facility Termination Event if there is a replacement investment advisor appointed immediately who is acceptable to BNPP PB, Inc. in its sole discretion;

v.	A violation of Section 18 of the Investment 1940 Act;

vi.
Customer fails to make any filing necessary to comply with the rules of any exchange in which its shares are listed where such failure continues for five (5) Business Days after notice to Customer by BNPP PB, Inc.; provided that Customer must notify BNPP PB, Inc. immediately when it becomes aware that it has failed to comply with the rules of any exchange in which its shares are listed, and such failure to provide such notice shall itself constitute a Facility Termination Event;

vii.	Customer’s classification under the 1940 Act becomes something other than as a “closed-end company” as defined under Section 5 of the 1940 Act;

viii.
Customer enters into any additional indebtedness with a party other than a BNPP Entity or its affiliates beyond the financing provided hereunder through the 40 Act Financing Agreements, including without limitation any further borrowings constituting ‘senior securities’ (as defined for purposes of Section 18 of the 1940 Act) or any promissory note or other evidence of indebtedness, whether with a bank or any other person;

ix.	Customer changes its fundamental investment policies; or

x.	Customer pledges to any other party, other than a BNPP Entity or its affiliates, any securities owned or held by Customer over which Custodian has a lien.

14.	Reserved -

15.	Notices -

Notices under this Agreement shall be provided pursuant to Section 12(a) of the Account Agreement.

16.	Compliance with Applicable Law -

(a)	Notwithstanding any of the foregoing, if required by Applicable Law –

i.	the BNPP Entities may terminate any 40 Act Financing Agreement and any Contract;

ii.	BNPP PB, Inc. may recall any outstanding loan under the 40 Act Financing Agreements;

iii.	BNPP PB, Inc. may modify the Collateral Requirements; and

iv.	the BNPP Entities may take Default Action.

(b)	This Agreement will not limit the ability of BNPP PB, Inc. to change the product provided under this Agreement and the 40 Act Financing Agreements as necessary to comply with Applicable Law.

(c)	The BNPP Entities may exercise any remedies permitted under the Contracts if Customer fails to comply with Applicable Law.

17.	Miscellaneous -

(a)	In the event of a conflict between any provision of this Agreement and the other 40 Act Financing Agreements, this Agreement prevails.

(b)	This Agreement is governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws doctrine.

(c)
Section 16(c) of the Account Agreement is hereby incorporated by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provision had been set forth in full herein.

(d)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(The remainder of this page is blank.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of March 29, 2012.

DIVIDEND AND INCOME FUND, INC.
By:	/s/ John F. Ramirez
Name: John F. Ramirez
Title: Vice President

BNP PARIBAS PRIME BROKERAGE, INC.
By:	/s/M. Andrews Yeo
Name: M. Andrews Yeo
Title: President and Chief Operating Officer